EXHIBIT 99.1



  Schedule 8


  Compensation for Services:



  Mark A. Smith: $150,000 for the year commencing April 1, 2003, paid within two years either as cash or securities of Bion at the election of Bion (if payment is in Bion stock, the price per share used will be the average closing price of last 20 trading days prior to issuance); plus expenses of $250 per month; plus travel (with New York City travel paid at $750 for the first day, plus an additional $250 per day for each additional day requiring an overnight stay).

                 As of August 8, 2003, these expenses total $3,000 for three trips to New York since February 2003, plus $1,250 in monthly expenses, for a total of $4,250.